                                                                     EXHIBIT 2.1

                             CO-MARKETING AGREEMENT

This Co-Marketing Agreement ("Agreement") is made and entered into as of the later of the two signature dates below (the "Effective Date") by and between VERTICALNET, INC. ("VerticalNet"), a Pennsylvania corporation with its principal business address at 700 Dresher Road, Suite 100, Horsham, Pennsylvania 19044, and MICROSOFT CORPORATION ("Microsoft"), a Washington corporation with its principal business address at One Microsoft Way, Redmond, Washington 98052, with reference to the following facts:

                                    RECITALS

         A. On or about January 17, 2000, VerticalNet and Microsoft entered into a letter agreement (the "LA") pursuant to which the parties contemplated negotiating and executing definitive agreements relating to: (i) an investment by Microsoft in VerticalNet, and (ii) a commercial relationship between Microsoft and VerticalNet.

         B. Concurrently with the execution of this Agreement, VerticalNet and Microsoft are executing a VERTICALNET, INC. SERIES A CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT (the "Stock Purchase Agreement") and related documents (the "Ancillary Documents"), which memorialize or effectuate the investment referred to in the LA and clause (i) of Recital A above.

         C. Among other activities, VerticalNet owns and operates a portfolio of Web Sites consisting of vertical business-to-business trade communities which feature, among other elements, virtual "storefronts" licensed, developed and maintained by VerticalNet for third parties.

         D. Among other activities, Microsoft develops and licenses software and owns and operates a business to business Web Site known as bCentral and a group of Web Sites known as The Microsoft Network, or "MSN".

         E. VerticalNet and Microsoft desire to enter into a co-marketing relationship on the terms and conditions contained in this Agreement. This Agreement is intended to be the definitive "Commercial Relationship Agreement" contemplated by the LA and memorializing the relationship referred to in clause
(ii) of Recital A above.

                                    AGREEMENT

Accordingly, VerticalNet and Microsoft, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS. For purposes of this Agreement, the following terms (when initially capitalized) will have the indicated meanings:

         1.1 "ADDITIONAL SEEDED STOREFRONT" means an E-Commerce Center or
Storefront: (i) which is Sold to a Microsoft Customer (or to an operating division of a Microsoft Customer in conjunction with said Microsoft Customer's Purchase of a Seeded Storefront hereunder) and (ii) with respect to which the Microsoft Customer (or operating division) will be obligated to pay to VerticalNet an amount determined by VerticalNet. For the sake of clarity, an Additional Seeded Storefront is not a Seeded Storefront.

         1.2 "AVERAGE SELLING PRICE" or "ASP" means an amount computed in accordance with Exhibit A hereto; an Average Selling Price will be separately computed for each type of Seeded Storefront/Additional Seeded Storefront (including without limitation Storefronts and E-Commerce Centers).

         1.3 "bCENTRAL" means that certain Web Site owned and operated by Microsoft providing business-to-business services and accessed through the domain http://www.bcentral.com, and any successor Web Site(s).

         1.4 "BUYER'S GUIDES" means any of the "Online Buyer's Guides" contained in the VerticalNet Communities.

         1.5 "CONTRACT QUARTER" means each of the three-month periods during any Contract Year commencing on April 1, July 1, October 1 and January 1; provided, however, that the first Contract Quarter under this Agreement shall commence on the Effective Date and shall end on June 30, 2000.

         1.6 "CONTRACT YEAR" means a period of twelve consecutive months commencing on April 1, 2000 or an anniversary thereof during the Term; provided, however, that the first Contract Year under this Agreement shall commence on the Effective Date and shall end on March 31, 2001. Thus, subject to Section 7 (termination), Contract Year 1 means the first twelve consecutive months commencing on the Effective Date and ending on March 31, 2001; Contract Year 2 means the second twelve consecutive months commencing on April 1, 2001 and ending on March 31, 2002; and Contract Year 3 means the third twelve consecutive months commencing on April 1, 2002 and ending on March 31, 2003.

         1.7 "CUSTOMER" means a third party with a Storefront or E-Commerce Center.

         1.8 "DERIVATIVE TECHNOLOGY" means: (i) for copyrightable or copyrighted material, any translation (including translation into other computer languages), portation, modification, correction, addition, extension, upgrade, improvement, compilation, abridgment, derivative work or other form in which an existing work may be recast, transformed or adapted; (ii) for patentable or patented material, any improvement thereon; and (iii) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent and/or trade secret.

         1.9 "DISCOUNT FACTOR" means the difference of 1 minus (N/100) where N% is the applicable Discount.


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
         1.10 "DISCOUNT" means a percentage discount relevant to the computation of payments required to be made by Microsoft pursuant to Section 2.2.2 below, as determined in accordance with Exhibit A.

         1.11 "E-COMMERCE CENTER" means a Customer's Web Pages in the VerticalNet Communities which provide online e-commerce transaction functionality in addition to detailed information about the Customer's products and services, (or any similar set of Web Pages that VerticalNet may develop during the Term for the VerticalNet Communities).

         1.12 "LINK" means an embedded icon, object, graphic or text within a Web Page that consists of a hypertext pointer to the URL address of a Web Page.

         1.13 "MICROSOFT CUSTOMER" means a third party (which may include separate operating divisions of the same entity) that Purchases a Seeded Storefront through Microsoft (or a sub-agent of Microsoft, including VerticalNet) at any time during the Term. For purposes of this Agreement, separate operating divisions of the same business entity shall be deemed separate Microsoft Customers.

         1.14 "MSN SERVICE" means the aggregation of Web-based properties (as such properties may change from time to time in Microsoft's sole discretion) which is currently marketed by Microsoft as "The Microsoft Network" and/or "MSN", and accessed through the domain http://www.msn.com.

         1.15 "NET TRANSACTION REVENUES" means gross revenues received by VerticalNet from Transactions conducted by a purchaser: (i) that linked to a Storefront or E-Commerce Center from a jump page or Link on the MSN Service, bCentral or other Microsoft-owned Web Sites; or (ii) to the extent not duplicative of clause (i) of this Section, occurring in any Seeded Storefront, Additional Seeded Storefront, Renewed Seeded Storefront or Renewed Additional Seeded Storefront, and in either case net of: (a) returns or credits for rejected goods; (b) trade, quantity and cash discounts actually allowed; (c) sales, use, value-added or other similar taxes or other governmental charges that: (1) are owed by purchasers solely as a result of their entering into Transactions and paying any associated fees, (2) are required or permitted to be collected from purchasers by VerticalNet under applicable law and are in fact so collected, and (3) are based solely upon the amounts payable with respect to such Transactions; (d) freight allowances, insurance and customs; (e) amounts written off to cover uncollectible accounts and bad debts; (f) sales commissions paid to distributors and sales agents; and (g) costs of tangible goods sold, if any. Transactions that originate from any Web Page in the MSN Service, bCentral or from any other Microsoft-owned Web Site and which subsequently pass through any of the Storefronts described in clause (ii) above, will be counted as a single Transaction for purpose of Net Transactions Revenue.

         1.16 "PURCHASED" or "SOLD" (and all conjugations thereof), used in reference to a Storefront or E-Commerce Center, means a third party has entered into a contract with VerticalNet for the provision of the Storefront or E-Commerce Center as specified under this Agreement and in the form attached in Exhibit B.

         1.17 "REGISTRY" means a database of all information collected by VerticalNet after the Effective Date from business entities through the Buyer's Guide online registration process (including without limitation company names, addresses, contact information, product descriptions, product pricing, etc.), and all associated taxonomy and documentation relating to such database. Such data may or may not be included in Storefronts or E-Commerce Centers.

         1.18 "RENEWED" or "RENEWAL", as used in conjunction with Seeded Storefront or Additional Seeded Storefront, means that the applicable Microsoft Customer has: (i) continued or renewed its contract with VerticalNet for a Storefront or E-Commerce Center beyond its initial term; or (ii) entered into a replacement or new contract for a Storefront or E-Commerce Center within 6 months after the expiration or other termination of a prior contract for a similar Storefront or E-Commerce Center. Renewals will be treated hereunder as having a term of up to 12 months (regardless of the actual contract duration), so that each Renewal with a term of 12 months or less will be deemed to be 1 Renewal, each Renewal with a term of more than 12 months but not more than 24 months will be deemed to be 2 Renewals, and so on.

         1.19 "SEEDED STOREFRONT" means an E-Commerce Center or Storefront: (i) which is Sold through Microsoft (or a sub-agent of Microsoft) pursuant to this Agreement; and (ii) with respect to which the Microsoft Customer is not obligated to make any payments to VerticalNet for 1 year. Seeded Storefronts may be Sold to Microsoft Customers at no cost for initial terms of one, two or three years, provided that Seeded Storefronts Sold for two-year initial terms shall be deemed to be two Seeded Storefronts Sold in two consecutive Contract Years, and Seeded Storefronts Sold for three-year initial terms shall be deemed to be three Seeded Storefronts Sold in three consecutive Contract Years.

         1.20 "STOREFRONT" means a Customer's Web Pages in the VerticalNet Communities which provide detailed information about the Customer's products and services but not online e-commerce transaction functionality (or any similar set of Web Pages that VerticalNet may develop during the Term for the VerticalNet Communities).

         1.21 "TERM" means the period of 3 consecutive Contract Years commencing on the Effective Date, subject to earlier termination pursuant to Section 7.2 below.

         1.22 "TRANSACTION" means the purchase of products or services from a Customer on a Storefront or E-Commerce Center.

         1.23 "URL" means a uniform resource locator which serves as the address of a Web Page.

         1.24 "VERTICALNET COMMUNITIES" means the VerticalNet portfolio of wholly-owned Web Sites that consist of vertical business-to-business trade communities which combine content, community interaction and the ability to conduct business transactions on line, and which feature, among other elements, virtual "storefronts" licensed, developed and maintained by VerticalNet for third parties.

         1.25 "WEB PAGE" means content in the World Wide Web portion of the Internet accessed via a single URL, and excluding content on other Web Pages accessed via Links in said content.

         1.26 "WEB SITE" means a collection of Web Pages related in some manner and interconnected via Links within a specific URL domain.

2.       MARKETING STOREFRONTS AND E-COMMERCE CENTERS.

         2.1      REGISTRY.

                  2.1.1 VerticalNet will use commercially reasonable efforts (including but not limited to marketing of its directory service and other levels of membership participation in the VerticalNet Communities) to grow the Registry over the Term to include data about more than 500,000 business entities.

                  2.1.2    As between VerticalNet and Microsoft:

                           (a) VerticalNet will solely own all Registry data it
possesses as of the Effective Date;

                           (b) VerticalNet will solely own all Registry data it
collects or acquires during the Term from or pertaining to business entities who are not Microsoft Customers;

                           (c) VerticalNet will solely own the technology it has
developed and in the future develops pertaining to the Registry, together with the schema used to maintain the Registry, as well as all Derivative Technology derived therefrom or based thereon;

                           (d) Microsoft will solely own all Registry data it
collects or acquires during the Term, but excluding Joint Data (defined below) and Registry data provided by VerticalNet to Microsoft; and

                           (e) Microsoft and VerticalNet will jointly and
equally own all Registry data VerticalNet collects or acquires during the Term from or pertaining to Microsoft Customers ("Joint Data").

                  2.1.3 During the Term, VerticalNet will supply to Microsoft copies of all Joint Data, in such format as reasonably requested by Microsoft, upon such regular periodic schedule as the parties may mutually agree or as otherwise reasonably requested by Microsoft in writing.

                  2.1.4 Within 60 days after the expiration or termination of this Agreement, VerticalNet will make its last delivery of the Joint Data to Microsoft, in such format as reasonably requested by Microsoft. After the expiration or termination of this Agreement, each party will have the right to use the Joint Data as it may determine in its sole discretion, without any obligation to share in any proceeds it may derive from such usage or to pay any royalty or other compensation to the other party relating to such usage.

                  2.1.5 Subject to applicable law, VerticalNet agrees not to collect Joint Data pursuant to any privacy policy that would in any way restrict or limit Microsoft's ownership of, or ability to use, Joint Data.

         2.2 SEEDED STOREFRONTS AND ADDITIONAL SEEDED STOREFRONTS. Subject to
Section 2.2.7, VerticalNet hereby irrevocably appoints Microsoft, on a non-exclusive basis, to act during the Term as VerticalNet's sales agent to market Seeded Storefronts and Additional Seeded Storefronts to third parties (including to pre-existing Customers of VerticalNet, but only in VerticalNet Communities different from those in which the Customer already possesses a Storefront or E-Commerce Center) in accordance with the terms and conditions set forth in this Section 2.2. Microsoft will use commercially reasonable efforts to cause Seeded Storefronts to be Sold during the Term in accordance with the "roll-out" schedule attached hereto as Exhibit C.

                  2.2.1 Prior to the commencement of each applicable Contract quarter (and on the April 10, 2000 with respect to the first Contract Quarter), Microsoft will pay to VerticalNet the following Guaranteed Payments for Seeded Storefronts to be Sold through Microsoft during said Contract
  Quarter:

                           Contract Quarter               Payment
                           ----------------               -------
                                  1                     $11,900,000
                                  2                     $11,900,000
                                  3                     $11,900,000
                                  4                     $11,900,000
                                  5                     $18,544,032
                                  6                     $18,544,032
                                  7                     $18,544,032
                                  8                     $18,544,032
                                  9                     $10,030,823
                                  10                    $10,030,823
                                  11                    $10,030,823
                                  12                    $10,030,823

                  2.2.2 For each Seeded Storefront Sold during the Term, Microsoft will pay to VerticalNet, in accordance with Section 8.2 below, an amount equal to the product of the applicable Discount Factor times the Average Selling Price applicable to the type of Seeded Storefront; provided, however, that the Guaranteed Payment made by Microsoft under Section 2.2.1 for each Contract Quarter shall be credited against Microsoft's payment obligations under this Section 2.2.2 for Seeded Storefronts Sold during such Contract Quarter (but not for Seeded Storefronts Sold during future Contract Quarters) until such time as payments due under this Section 2.2.2 for a Contract Quarter equal the Guaranteed Payment made by Microsoft under Section 2.2.1 for such Contract Quarter (i.e., until the credit has been fully applied towards

Microsoft's payment obligation under this Section 2.2.2). No amount will be payable by Microsoft hereunder with respect to any Renewal Sales.

                  2.2.3 For each Additional Seeded Storefront Sold during the Term, VerticalNet will pay to Microsoft, in accordance with Section 8.2 below, an amount equal to 25% of the Average Selling Price applicable to the type of Additional Seeded Storefront.

                  2.2.4 For each of the first three Renewals of a Seeded Storefront or Additional Seeded Storefront, VerticalNet will pay to Microsoft, in accordance with Section 8.2 below, an amount as set forth in the following table:

         Renewal           Seeded Storefront        Additional Seeded Storefront
         -------           -----------------        ----------------------------
           1st           50% of applicable ASP          20% of applicable ASP
           2nd           25% of applicable ASP          20% of applicable ASP
           3rd           20% of applicable ASP          20% of applicable ASP

Notwithstanding anything to the contrary contained in this Agreement, VerticalNet's obligation to make, and Microsoft's entitlement to receive, payments pursuant to this Section 2.2.4 will continue beyond the expiration or termination of this Agreement.

                  2.2.5 Microsoft will have the right to appoint sub-agents, on such terms and conditions (including without limitation providing such sub-agents the right to be identified on the home page in each applicable Seeded Storefront or Additional Seeded Storefront) as Microsoft may determine in its sole discretion, and Microsoft will not be obligated to share with VerticalNet any revenues Microsoft may derive from any such sub-agents. Microsoft will notify VerticalNet of such sub-agents on a quarterly basis, and where commercially reasonable, discuss such arrangements with VerticalNet before entering into agreements with those sub-agents.

                  2.2.6 Microsoft hereby appoints VerticalNet as its sub-agent hereunder with respect to Seeded Storefronts provided that VerticalNet may only use its employees and independent contractors to facilitate Sales of Seeded Storefronts and may not contract with other parties to perform its sub-agent activities hereunder without the prior written consent of Microsoft, which consent shall not be unreasonably withheld or delayed. VerticalNet agrees that it will Sell a minimum commitment of 30,000 Seeded Storefronts and may not exceed this number without prior written consent of Microsoft, which consent will not be unreasonably withheld or delayed, unless Microsoft is at Under Achieving Pace (as described in Exhibit A), in which case VerticalNet may in its sole discretion increase its Sales of Seeded Storefronts by up to the amount of the deficit.

                  2.2.7 Microsoft does not guarantee the performance by Microsoft Customers under any contracts Microsoft Customers may execute with VerticalNet, and VerticalNet acknowledges and agrees that Microsoft's obligations to VerticalNet are as stated in this Agreement and that Microsoft does not owe any independent fiduciary obligation to VerticalNet notwithstanding the sales agent relationship. Microsoft will tender to each prospective Microsoft Customer a contract in the form attached hereto as Exhibit B as may be amended from time to

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
time in the reasonable discretion of VerticalNet and upon reasonable notice to Microsoft, and agrees not to alter such form in any material manner without VerticalNet's prior written consent (which VerticalNet will not unreasonably withhold). VerticalNet agrees to execute any and all contracts tendered to it by Microsoft in the form of Exhibit B, or conforming to modifications thereto approved by VerticalNet on a case-by-case basis, regardless of the identity of the prospective Microsoft Customer; provided, however, that VerticalNet shall not be required to Sell Seeded Storefronts to a Microsoft Customer in more than one vertical business-to-business community without VerticalNet's prior written consent, such consent not to be unreasonably withheld or delayed.

                  2.2.8 With respect to each Seeded Storefront Sold to a Microsoft Customer hereunder, VerticalNet agrees to have the Seeded Storefront available for actual use by the Microsoft Customer within 60 days and the E-Commerce Centers available for actual use by the Microsoft Customer within 90 days, in either case following the date on which said Microsoft Customer and VerticalNet execute a written contract for the purchase of the Seeded Storefront or E-Commerce Center as applicable. Should VerticalNet fail to have any Seeded Storefront or E-Commerce Center available for actual use by the applicable Microsoft Customer within said period of time, and such failure is not due to:
(a) the failure of the applicable Microsoft Customer to provide information or assistance reasonably required in order for VerticalNet to cause the Seeded Storefront to be available for actual use, or (b) any other cause substantially beyond the reasonable control of VerticalNet, Microsoft, as its sole and exclusive remedy for such failure, shall receive an additional two percent (2%) Discount on the price of the Seeded Storefront (e.g., if the Discount would otherwise be 65%, it shall increase to 67%). Microsoft shall not be entitled to any Discount, if VerticalNet fails to have any Seeded Storefront or E-Commerce Center available for actual use by the applicable Microsoft Customer within the aforesaid applicable 60 and 90 day periods and such failure is due to: (i) the failure of the applicable Microsoft Customer to provide information or assistance reasonably required in order for VerticalNet to cause the Seeded Storefront to be available for actual use, or (b) any other cause substantially beyond the reasonable control of VerticalNet. Nothing in this Section 2.2.8 will be construed to limit Microsoft's rights or VerticalNet's obligations under
Section 10.1.

         2.3      COORDINATION OF MARKETING AND OTHER EFFORTS.

                  2.3.1 The parties agree to maintain strategic teams comprised of marketing, technical and business development personnel (including, without limitation, a business-to-business marketing task force) to coordinate the marketing and technology projects described in this Agreement. These teams shall meet at least quarterly during the Term to discuss and develop joint programs and/or plans for implementation of this Agreement. Additionally, representatives of Microsoft and VerticalNet will meet at least quarterly during the Term to provide updates to each other as to the marketing efforts being undertaken by the parties with respect to Storefronts and E-Commerce Centers, and each party's future marketing plans.

                  2.3.2 A Microsoft General Manager (or a comparable Microsoft executive) shall act as an executive sponsor for Microsoft to VerticalNet and will provide an executive escalation point as required for issues or problems that may arise. VerticalNet will provide a similar


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
executive sponsor to Microsoft at the Senior Vice President level. The parties' executive sponsors will meet at a minimum on an annual basis for executive briefings on the progress of the parties' marketing, technical and business development efforts hereunder.

         2.4 MICROSOFT MARKS. Microsoft hereby grants to VerticalNet during the Term a non-exclusive, non-transferable (except in connection with a permitted transfer of this Agreement as a whole), personal, worldwide license to use the Microsoft trademarks, service marks and logos depicted in Exhibit D, as may be amended from time to time (the "Microsoft Marks"), solely on Storefronts, E-Commerce Centers and/or other portions of the VerticalNet Communities and on the VerticalNet.com Web Site, and otherwise in connection with promoting the parties' respective products and services provided hereunder, accordance with the trademark and logo usage guidelines set forth in Exhibit E.

                  2.4.1 Except as provided in this Section 2.4, this Agreement does not grant VerticalNet any right, title, interest, or license in or to any of Microsoft's names, logos, trade dress, designs, or other trademarks and all uses of the Microsoft Marks will inure solely to the benefit of Microsoft.

                  2.4.2 VerticalNet acknowledges Microsoft's sole ownership of the Microsoft Marks worldwide and all associated goodwill. Nothing in this Agreement or in the performance thereof, or that might otherwise be implied by law, shall operate to grant VerticalNet any right, title, or interest in or to the Microsoft Marks other than as specified in the limited license grant herein. VerticalNet hereby assigns to Microsoft all rights it may acquire by operation of law or otherwise in the Microsoft Marks, including all applications or registrations therefore, along with the goodwill associated therewith.

                  2.4.3 Microsoft has the sole right to and in its sole discretion may commence, prosecute or defend, and control any action concerning any Microsoft Mark. VerticalNet agrees not to contest the validity of, by act or omission jeopardize, or take any action inconsistent with, Microsoft's rights or goodwill in any Microsoft Mark in any country, including attempted registration of any Microsoft Mark, or use or attempted registration of any confusingly similar mark.

                  2.4.4 VerticalNet agrees to maintain the quality and performance of its services offered on or through the Storefronts, E-Commerce Centers, VerticalNet Communities and VerticalNet.com Web Site at a level that meets all terms of this Agreement and meets or exceeds standards of quality and performance generally accepted in the industry. VerticalNet shall fully correct and remedy any deficiencies in its use of the Microsoft Marks, upon reasonable notice from Microsoft.

         2.5 VERTICALNET MARKS. VerticalNet hereby grants to Microsoft during the Term a non-exclusive, non-transferable (except in connection with a permitted transfer of this Agreement as a whole), personal, worldwide license to use the VerticalNet trademarks, service marks and logos depicted in Exhibit D, as may be amended from time to time (the "VerticalNet Marks"), solely on the MSN Service, bCentral, Microsoft.com or any other Web Site within the

Microsoft family of Web Sites, and otherwise in connection with promoting the parties' respective products and services provided hereunder in accordance with the trademark and logo usage guidelines set forth in Exhibit E.

                  2.5.1 Except as provided in this Section 2.5, this Agreement does not grant Microsoft any right, title, interest, or license in or to any of VerticalNet's names, logos, trade dress, designs, or other trademarks and all uses of the VerticalNet Marks will inure solely to the benefit of VerticalNet.

                  2.5.2 Microsoft acknowledges VerticalNet's sole ownership of the VerticalNet Marks worldwide and all associated goodwill. Nothing in this Agreement or in the performance thereof, or that might otherwise be implied by law, shall operate to grant Microsoft any right, title, or interest in or to the VerticalNet Marks other than as specified in the limited license grant herein. Microsoft hereby assigns to VerticalNet all rights it may acquire by operation of law or otherwise in the VerticalNet Marks, including all applications or registrations therefore, along with the goodwill associated therewith.

                  2.5.3 VerticalNet has the sole right to and in its sole discretion may commence, prosecute or defend, and control any action concerning any VerticalNet Mark. Microsoft agrees not to contest the validity of, by act or omission jeopardize, or take any action inconsistent with, VerticalNet's rights or goodwill in any VerticalNet Mark in any country, including attempted registration of any VerticalNet Mark, or use or attempted registration of any confusingly similar mark.

                  2.5.4 Microsoft agrees to maintain the quality and performance of its services offered on or through the MSN Service, bCentral and Microsoft-owned Web Sites at a level that meets all terms of this Agreement and meets or exceeds standards of quality and performance generally accepted in the industry. Microsoft shall fully correct and remedy any deficiencies in its use of the VerticalNet Marks, upon reasonable notice from VerticalNet.

3.       CROSS-PROMOTION IN THE MSN SERVICE AND THE VERTICALNET COMMUNITIES.

         3.1 BY MICROSOFT. Prior to the commencement of each applicable Contract quarter (and on April 10, 2000 with respect to the first Contract Quarter), VerticalNet will pay to Microsoft the amounts indicated in the following table.

                  Contract Quarter               Payment
                  ----------------               -------
                         1                     $3,750,000
                         2                     $3,750,000
                         3                     $3,750,000
                         4                     $3,750,000
                         5                     $5,000,000
                         6                     $5,000,000
                         7                     $5,000,000
                         8                     $5,000,000
                         9                     $6,250,000
                         10                    $6,250,000
                         11                    $6,250,000
                         12                    $6,250,000

Notwithstanding the foregoing provisions of this Section 3.1, if Microsoft is on pace to deliver Seeded Storefronts at an Under-Achieving Pace (as described in Exhibit A) at 18 months after the Effective Date, or at any three-month interval thereafter, as calculated from the Effective Date, VerticalNet shall pay the following additional amounts to Microsoft in accordance with Section 8.2:

                   Interval                    Payment
                   --------                    -------
                  18 months                  $1,666,667
                   21 months                 $1,666,667
                   24 months                 $1,666,666
                   27 months                 $1,666,667
                   30 months                 $1,666,667
                   33 months                 $1,666,666
                   36 months                 $5,000,000

For payments made pursuant to this Section 3.1, Microsoft will provide VerticalNet with banner ads and other promotional placements in the MSN Service, bCentral, and, at Microsoft's sole discretion, in other Web Sites within the Microsoft family of Web Sites, in accordance with a plan and in the amounts equivalent to the payments made under this Section to be prepared by Microsoft for each Contract Year and presented to VerticalNet. Each such plan will include a cash flow schedule for the applicable Contract Year, and will include an explanation of the pricing applied to each promotional opportunity. VerticalNet will provide Microsoft with comments on the plan within 10 business days after receiving it. Microsoft will consider VerticalNet's comments in good faith and develop and deliver to VerticalNet a revised plan, which will be subject to VerticalNet's approval (not to be unreasonably withheld) and form the basis for the application of the amounts paid by VerticalNet for that Contract Year. If the revised plan is not approved, it will be escalated to the appropriate persons pursuant to Section 2.3.2.

         3.2 BY VERTICALNET. Prior to the commencement of each applicable Contract quarter (and on April 10, 2000 with respect to the first Contract Quarter), Microsoft will pay to VerticalNet the amounts indicated in the following table.

                  Contract Quarter               Payment
                  ----------------               -------
                         1                     $5,000,000
                         2                     $5,000,000
                         3                     $5,000,000
                         4                     $5,000,000
                         5                     $5,000,000
                         6                     $5,000,000
                         7                     $5,000,000
                         8                     $5,000,000
                         9                     $5,000,000
                         10                    $5,000,000
                         11                    $5,000,000
                         12                    $5,000,000

For such payments, VerticalNet will provide bCentral, MSN Service and other Web Sites within the Microsoft family of Web Sites banner ads and other promotional placements in the VerticalNet Communities and on the VerticalNet.com Web Site, in accordance with a plan and in an amount equivalent to the payment made in accordance with this section to be prepared by VerticalNet for each Contract Year and presented to Microsoft. Except as approved in the annual plan described in the preceding sentence, subject to VerticalNet's written consent on a case-by-case basis, Microsoft will have the right to use such banner ads and other promotional placements as it deems appropriate, including without limitation, assigning its rights to unrelated third parties. Each such plan will include a cash flow schedule for the applicable Contract Year, and will include an explanation of the pricing applied to each promotional opportunity. Microsoft will provide VerticalNet with comments on the plan within ten business days after receiving it. VerticalNet will consider Microsoft's comments in good faith and develop and deliver to Microsoft a revised plan, which will be subject to Microsoft's approval (not to be unreasonably withheld) and form the basis for the application of the amounts paid by Microsoft for that Contract Quarter. If the revised plan is not approved, it will be escalated to the appropriate persons pursuant to Section 2.3.2.

         3.3 REPRESENTATIVE ACTIVITIES. The promotional efforts described in Sections 3.1 and 3.2 will include activities such as, and without limitation: marketing placement on certain of the parties' Web Sites; use of key words and high-yield words in the parties' respective search engine capabilities on certain Web Sites; joint case studies; joint public relations activities; joint advertising; and joint participation in trade shows. Within 30 days after the Effective Date, a joint team will present each party's management team with a plan for deployment.

         3.4 LIMITATION ON USE OF ADVERTISING PAYMENTS. With respect to each quarterly payment made by VerticalNet under Section 3.1, VerticalNet agrees not to spend more than twenty percent (20%) of said payment on promotional efforts relating to "exchanges" in the VerticalNet Communities or on the VerticalNet.com Web Site.

         3.5 NEWS HEADLINES AND BUYER'S GUIDE CONTENT. VerticalNet agrees to provide Microsoft, free of charge, with original news headlines that Microsoft may post on the bCentral and the MSN Service, provided that these news headlines contain Links to the complete news stories in the applicable VerticalNet Communities. In addition, VerticalNet agrees to provide Microsoft, free of charge, with portions of Buyer's Guide content that MS may post on bCentral and the MSN Service, provided that this content contains Links to the complete Buyer's Guide content in the applicable VerticalNet Communities.

4.       NET TRANSACTION REVENUES.

         4.1 TO MICROSOFT. VerticalNet will pay to Microsoft, in accordance with
Section 8.2 below, an amount equal to 10% of all Net Transaction Revenues from each Transaction conducted during the Term, except that if Microsoft is on pace to deliver Seeded Storefronts at an Under Achieving Pace (as described in Exhibit A) at 18 months after the Effective Date, then VerticalNet instead will pay Microsoft an amount equal to 20% of all Net Transaction Revenues from Transactions conducted during the quarter beginning on such date. VerticalNet shall continue to pay Microsoft said higher percentage of Net Transaction Revenues for each quarter thereafter during which Microsoft remains on pace to deliver Seeded Storefronts at an Under Achieving Pace (as measured at the start of each such quarter), until Microsoft receives a cumulative amount of $20,000,000 in Net Transaction Revenue payments pursuant to this Section 4.1.

         4.2 TO VERTICALNET. Microsoft will pay to VerticalNet, in accordance with Section 8.2 below, an amount equal to the percentages in Exhibit F of the average sales price received by Microsoft for services described in Exhibit F that are acquired by any purchaser through the MSN Service or bCentral, via Link and that can be identified by Microsoft through commercially reasonable efforts as originating from a Microsoft banner ad in the VerticalNet Communities or on the VerticalNet.com Web Site. Placement of Links and participation of particular Web Sites within the MSN Service and bCentral will be established pursuant to the plan described in Section 3.1 for each Contract Year. The parties agree to review the royalty percentage set forth in this Section 4.2 after each Contract Year for consistency with royalties paid to other companies for the sale of the Microsoft services contemplated under this Section 4.2.

5.       SOFTWARE DEVELOPMENT.

         5.1      NEW MICROSOFT TECHNOLOGY.

                  5.1.1 On or before the commencement of each applicable Contract quarter (and on April 10, 2000 with respect to the first Contract Quarter), VerticalNet will pay to Microsoft, as a non-refundable advance paid for the licenses described in Section 5.1.4, the respective amount set forth in the following table:

                  Contract Quarter               Payment
                  ----------------               -------
                         1                     $1,500,000
                         2                     $1,500,000
                         3                     $1,500,000
                         4                     $1,500,000
                         5                      $625,000
                         6                      $625,000
                         7                      $625,000
                         8                      $625,000
                         9                      $625,000
                         10                     $625,000
                         11                     $625,000
                         12                     $625,000

                  5.1.2 During the Term, Microsoft will use all amounts paid by VerticalNet pursuant to Section 5.1.1 in connection with the development or enhancement of products or services relating to business-to-business marketplace and database software technology. VerticalNet may suggest projects to Microsoft that it may deem desirable, and VerticalNet will have reasonable input into the specifications for products and services to be developed, but Microsoft will have the right to use such funds for the development or enhancement of products or services relating to business-to-business marketplace and database software technology as it may determine in its sole and absolute discretion. Microsoft will specify in a written plan the technology developments or enhancements against which the funds paid pursuant to Section 5.1.1 will be applied.

                  5.1.3 Microsoft will own all right, title and interest in and to all results and proceeds of the development activities undertaken pursuant to this Section 5.1, and VerticalNet hereby irrevocably assigns to Microsoft all right, title and interest in and to such results and proceeds. Notwithstanding the foregoing sentence, VerticalNet shall remain free to exploit, on its own or with others and for any and all purposes, any ideas, suggestions, and other input VerticalNet may provide to Microsoft in connection with such development activities; provided, however, that VerticalNet agrees not to contest or otherwise dispute Microsoft's right, title and interest in and to the results and proceeds of such development activities on grounds that said results and proceeds are derived from ideas, suggestions or other input provided by VerticalNet in connection with such development activities.

                  5.1.4 Microsoft agrees to offer to VerticalNet and its subsidiaries, affiliates and other contractual business partners non-exclusive licenses, on Microsoft's applicable standard terms and conditions, if any, to any products or services commercially marketed to businesses by Microsoft which are based substantially on technology developed by Microsoft pursuant to this
Section 5.1. Licenses will be acquired by VerticalNet via Microsoft's standard distribution channel for those products or services. To the extent Microsoft products or services may be acquired directly from Microsoft (without distribution via third party), Microsoft will provide VerticalNet such products and services at the best volume price discounts offered to similarly situated customers (excluding, for purposes of calculating the discount, products and services licensed directly to Microsoft's subsidiaries and affiliates).

         5.2      NEW JOINT TECHNOLOGY.

                  5.2.1 VerticalNet and Microsoft may decide to pursue jointly the development by third parties of products or services relating to business-to-business marketplace and database software technology. VerticalNet will pay, in accordance with the applicable schedule established by the parties for the joint projects described in Section 5.2.2, the respective amounts set forth in the following table to fund such activities:

                  Contract Quarter               Payment
                  ----------------               -------
                         1                      $625,000
                         2                      $625,000
                         3                      $625,000
                         4                      $625,000
                         5                      $625,000
                         6                      $625,000
                         7                      $625,000
                         8                      $625,000
                         9                      $625,000
                         10                     $625,000
                         11                     $625,000
                         12                     $625,000

                  5.2.2 The determination of appropriate joint projects, and the engagement of the appropriate third party developers in connection with joint projects, will be subject to the mutual written approval of Microsoft and VerticalNet. The parties acknowledge and agree that among the joint development projects they may discuss are enhancements to pre-existing technology owned by Microsoft or VerticalNet. Technology developed pursuant to a project funded under this Section 5.2 will be referred to as "Joint Technology."

                  5.2.3 Unless the parties otherwise agree in writing with respect to a specific development project, Microsoft will own all right, title and interest in and to all Joint Technology, and VerticalNet hereby irrevocably assigns to Microsoft all right, title and interest in and to said Joint Technology, provided that notwithstanding the foregoing: (i) each party will retain all rights in and to any technology owned by it which is used in the Joint Technology or upon which the Joint Technology is based; (ii) subject to the immediately preceding clause (i) and Section 5.2.4 below, Microsoft hereby irrevocably grants to VerticalNet and its wholly-owned subsidiaries, a non-exclusive, fully paid, royalty-free, worldwide, perpetual license to reproduce, distribute, publicly perform, publicly display, prepare derivative works based on, sell, lease, sublicense, and otherwise use and exploit the Joint Technology, and any and all products or services based thereon, in any and all manners and in any and in all media now or hereafter known; and (iii) each party will solely own all right, title and interest in and to any Derivative Technology it may create based on the Joint Technology (and such Derivative Technology will not be subject to any license rights of the other party, including, in the case of Microsoft, the license rights granted in the immediately preceding clause
(ii)). Notwithstanding the foregoing sentence, VerticalNet shall remain free to exploit, on its own or with others and for any and all purposes, any ideas, suggestions, and other input VerticalNet may provide to Microsoft in connection with joint development activities conducted under this Section 5.2; provided, however, that VerticalNet agrees not to contest or otherwise dispute Microsoft's right, title and interest in and to the Joint Technology on grounds that said Joint Technology derived from ideas, suggestions or other input provided by VerticalNet in connection with such joint development activities.

                  5.2.4 EACH OF MICROSOFT AND VERTICALNET DISCLAIMS ALL WARRANTIES RELATING TO THE JOINT TECHNOLOGY OR ANY IDEAS, SUGGESTIONS OR OTHER INPUT PROVIDED IN CONNECTION WITH THE DEVELOPMENT OF SUCH JOINT TECHNOLOGY, EITHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO ANY (IF ANY) IMPLIED WARRANTIES OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, OF LACK OF VIRUSES, AND OF LACK OF NEGLIGENCE OR LACK OF WORKMANLIKE CONDUCT OR EFFORT. WITHOUT LIMITATION, NO WARRANTIES OF TITLE, NON-INFRINGEMENT OR QUIET ENJOYMENT ARE GIVEN BY MICROSOFT OR VERTICALNET WITH RESPECT TO THE JOINT TECHNOLOGY OR ANY SUCH IDEAS, SUGGESTIONS OR OTHER INPUT. ALL JOINT TECHNOLOGY LICENSED TO VERTICALNET PURSUANT TO CLAUSE (ii) OF SECTION 5.2.3 ABOVE IS PROVIDED AS IS, AND WITH ALL FAULTS, AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND.

6.       VERTICALNET USES OF MICROSOFT TECHNOLOGY.

         6.1 ADOPTION AND USE. During the Term, VerticalNet agrees to use commercially reasonably efforts to adopt and use the Microsoft products listed in Exhibit G (and successor versions made available to VerticalNet during the Term), to operate the VerticalNet Communities when appropriate and feasible (i.e., when the applicable Microsoft product has the requisite functionality and performance to meet the needs of VerticalNet). The parties recognize that VerticalNet's adoption and use of the Microsoft products may be subject to technical feasibility or third-party contractual limitations. If any third party contract prohibits or restricts VerticalNet's adoption and use of Microsoft products, VerticalNet agrees to use good faith efforts to adopt and use the corresponding Microsoft products when the contractual prohibition or restriction expires or is terminated, provided that the corresponding Microsoft products have the requisite functionality and performance to meet the needs of VerticalNet. In addition, VerticalNet agrees to use good faith efforts to encourage its subsidiaries, affiliates and other contractual business partners to use Microsoft products and services.

         6.2 BIZTALK FRAMEWORK. VerticalNet agrees to adhere to the Microsoft BizTalk Framework.

         6.3 PRODUCT MAP. Within 30 days of the Effective Date, the parties will agree upon a product map or schedule outlining the process for VerticalNet's adoption and implementation of the Microsoft products described in Exhibit G.

         6.4 PREMIER SUPPORT. VerticalNet and Microsoft have entered into a mutually acceptable modified version of the Microsoft Premier Support for Developers Agreement, dated March 16, 2000.

         6.5 CERTIFIED SOLUTION PROVIDER. During the Term of the Agreement, VerticalNet will participate as a "Partner" in the Microsoft Certified Solution Provider program and maintain certifications for the Microsoft products used by VerticalNet.

         6.6 END USER AGREEMENTS. Subject to Section 6.7 below, all uses of Microsoft products are subject to Microsoft's standard end user license agreements applicable to the respective Microsoft products.

         6.7 VERTICALNET PAYMENTS. Notwithstanding anything to the contrary in the applicable Microsoft standard end user license or other agreement (including, without limitation, the Microsoft Master Services Agreement and the Microsoft Premier Support for Developers Services Description), on or before the commencement of each applicable Contract quarter (and on April 10, 2000 with respect to the first Contract Quarter), VerticalNet will pay to Microsoft, for license and other necessary rights to the Microsoft products and support services acquired by VerticalNet, which shall include, subject to Section 6.1 above, the Microsoft products and support services described in Exhibit G attached hereto, the greater of the actual license and other fees for such Microsoft products and services or the amounts indicated in the following table:

                  Contract Quarter               Payment
                  ----------------               -------
                         1                     $2,875,000
                         2                     $2,875,000
                         3                     $2,875,000
                         4                     $2,875,000
                         5                     $5,000,000
                         6                     $5,000,000
                         7                     $5,000,000
                         8                     $5,000,000
                         9                     $6,250,000
                         10                    $6,250,000
                         11                    $6,250,000
                         12                    $6,250,000

In consideration of said payments, VerticalNet shall receive license rights as described in the applicable end user license agreements for such Microsoft products and, with respect to such Microsoft support services, support for the corresponding Contract Quarter. Furthermore, VerticalNet shall be entitled to apply said payments to offset the fees due and owing from VerticalNet's subsidiaries, affiliates and other contractual business partners who license or otherwise obtain rights to said Microsoft products and support services. To the extent Microsoft products or services may be acquired directly from Microsoft (without distribution via third party), Microsoft will provide VerticalNet such products and services at the best volume price discounts offered to similarly situated customers (excluding, for purposes of calculating the discount, products and services licensed directly to Microsoft's subsidiaries and affiliates.

         6.8 PAYMENT OVERAGE. If the total payment by VerticalNet in a given Contract Quarter exceeds the total price of all Microsoft products and support services acquired by VerticalNet in that Contract Quarter, then the payment overage may be applied by VerticalNet, in its sole discretion: (i) to additional development work in connection with the Microsoft and Joint Technology described in Sections 5.1 and 5.2; (ii) to acquire additional Microsoft products or support services: and/or (iii) to offset fees and other amounts due and owing from VerticalNet's subsidiaries, affiliates and other contractual business partners who license or otherwise obtain rights to Microsoft products and support services. Any overages not applied by VerticalNet for such purposes during the Term may be applied by VerticalNet to acquire post-Term products, support services and/or consulting services from Microsoft directly or through its distributors for VerticalNet and/or its subsidiaries, affiliates and contractual business partners at Microsoft's then-standard pricing for similarly situated customers.

         6.9 Post-Term Products and Support Services. Following expiration of the Term, Microsoft agrees to continue to offer to VerticalNet the products and support services offered to VerticalNet during the Term. Microsoft shall offer said products and support services to VerticalNet on terms and conditions substantially the same as the terms and conditions under which the products and support services are offered to VerticalNet during the Term; provided, however, that pricing for said products and support services shall be Microsoft's then-standard volume discount pricing for similarly situated customers entitled to "preferred pricing" discounts.

7.       TERM AND TERMINATION.

         7.1 TERM. The Term of this Agreement shall commence as of the Effective Date and shall continue until the expiration of the third Contract Year unless terminated earlier as provided in this Section 7.

         7.2 TERMINATION. Either party may terminate this Agreement immediately upon written notice at any time if:

                  7.2.1 The other party is in material breach of any material warranty, term, condition or covenant of this Agreement, and fails to cure that breach within 45 days after written notice from the non-breaching party (five days for a material breach of Section 11 or the NDA (defined in Section 11 below)); or

                  7.2.2 The other party becomes insolvent or makes any assignment for the benefit of creditors or similar transfer evidencing insolvency; or suffers or permits the commencement of any form of insolvency or receivership proceeding; or has any petition under any bankruptcy law filed against it, which proceeding or petition is not dismissed within sixty
(60) days of such filing; or has a trustee or receiver appointed for its business or assets or any part thereof.

         7.2.3 In the event of termination or expiration of this Agreement for any reason, the following provisions of this Agreement will survive termination or expiration: Sections 2.1.2, 2.1.4, 2.2.1, 2.2.2, 2.2.3, 2.2.4, 3.1, 3.2,
4.1, 4.2, 5.1.3, 5.1.4, 5.2.3, 5.2.4, 6.8, 6.9, 7.2.3, 8.3, and 9 through 24;
any payment obligations of the parties hereunder accruing prior to the date of termination or expiration; and any other provision herein expressly surviving termination or expiration or necessary to interpret the rights and obligations of the parties in connection with the termination or expiration of the Term of this Agreement. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR DAMAGES OF ANY SORT RESULTING SOLELY FROM EXERCISING ITS RIGHT TO TERMINATE OR NOT RENEW THIS AGREEMENT IN ACCORDANCE WITH THIS SECTION 7.

8.       REPORTS & AUDITS.

         8.1 REPORTS. VerticalNet will provide Microsoft with quarterly reports in the form attached as Exhibit H, detailing Microsoft products and services sold through the VerticalNet Communities.

         8.2 PAYMENTS. Payments made pursuant to Sections 2.2.2, 2.2.3, 2.2.4,
3.1 (only for payments made in connection with Under Achieving Pace), 4.1 and
4.2 will be made, by the applicable party as set forth in those Sections, within 45 days following the end of the Contract Quarter during which the payment obligation accrues. Neither party shall offset any amounts due to the other party hereunder against amounts owing hereunder by such other party.

         8.3 AUDITS. During the Term, and for a period of 12 months following the expiration or termination of the Term, each party agrees to keep all usual and proper records related to amounts payable to the other party pursuant to this Agreement. During the Term and for a period of 12 months following the expiration or termination of the Term, each party shall have the right to cause an audit and/or inspection to be made of such records of the other party. Any such audit or inspection will be conducted by an independent certified public accountant (other than on a contingent fee basis, which auditor must be approved by the audited party such approval not to be unreasonably withheld or delayed) with at least 5 business days' prior written notice by the auditing party to the party being audited and will be conducted during normal business hours in such a manner as to not unreasonably interfere with the normal business operations of the party audited. If a party has audited the other party under this Section 8.3, the party that conducted the audit may not audit the other party within 12 months after the completion of the prior audit. Any audit will be paid for by the auditing party unless material discrepancies are disclosed. "Material" will mean a discrepancy of 5% or higher between amounts payable and the amounts received by the party to whom payment is owed. If discrepancies are disclosed the audited party will promptly pay any underpayment detected in the audit plus interest thereon at the rate of the prime lending rate plus 2%. For any material discrepancy, the audited party must also reimburse the auditing party for the reasonable costs associated with the audit. Any overpayment discovered in an audit will be promptly refunded to the party from whom the overpayment was received.

9.       REPRESENTATIONS AND WARRANTIES.

Each party represents and warrants to the other that:

         (a) it has the requisite corporate right, power and authority to enter into and perform this Agreement;

         (b) it is not a party to any agreement or understanding and knows of no law or regulation that would prohibit it from entering into and performing this Agreement or that would conflict with this Agreement; and

         (c) this Agreement has been executed by its duly authorized representative.

10.      INDEMNIFICATION.

         10.1 INDEMNIFICATION BY VERTICALNET. VerticalNet will at its expense and Microsoft's request, defend and/or settle any third-party claim or action brought against Microsoft, and Microsoft's affiliates, directors, officers, employees, licensees, agents and independent contractors to the extent: (i) relating in any way to the VerticalNet Communities or the VerticalNet.com Web Site and any services provided by VerticalNet in connection with the VerticalNet Communities or the VerticalNet.com Web Site including, without limitation, any third party claim or action alleging that the VerticalNet Communities or the VerticalNet.com Web Site, or any portion thereof, or any service provided by VerticalNet in connection with the VerticalNet Communities or the VerticalNet.com Web Site, violates any applicable federal, state, provincial or local laws, regulations or ordinances, or infringes the copyrights, trademarks, service marks or other proprietary rights of any third party; or (ii) arising from any breach, or alleged breach that if true would constitute a breach, of a VerticalNet warranty or representation or covenant set forth in this Agreement (collectively, "VerticalNet Claims"). VerticalNet will indemnify and hold Microsoft harmless from and against any costs, damages and fees reasonably incurred by Microsoft in the defense and/or settlement of the VerticalNet Claims, including but not limited to reasonable fees of attorneys and other professionals, to the extent attributable to such VerticalNet Claims, subject to
Section 10.3. Microsoft will provide VerticalNet reasonably prompt notice in writing of any such VerticalNet Claims and provide VerticalNet with reasonable information and assistance, at VerticalNet's expense, to help VerticalNet to defend such VerticalNet Claims.

         10.2 INDEMNIFICATION BY MICROSOFT. Microsoft will, at its expense and VerticalNet's request, defend and/or settle any third-party claim or action brought against VerticalNet, and VerticalNet's affiliates, directors, officers, employees, licensees, agents and independent contractors to the extent: (i) relating in any way to the MSN Service, bCentral, Microsoft.com or any other Web Site within the Microsoft family of Web Sites, and any services provided by Microsoft in connection with the MSN Service, bCentral, Microsoft.com or any other Web Site within the Microsoft family of Web Sites, including, without limitation, any third party claim or action alleging that the MSN Service, bCentral, Microsoft.com or any other Web Site within the Microsoft family of Web Sites, and any services provided by Microsoft in connection with the MSN Service, bCentral, Microsoft.com or any other Web Site within the Microsoft family of Web Sites, violates any applicable federal, state, provincial or local laws, regulations or ordinances, or infringes the copyrights, trademarks, service marks or other proprietary rights of any third party; or (ii) arising from any breach, or alleged breach that if true would constitute a breach, of a Microsoft warranty or representation or covenant set forth in this Agreement (collectively, "Microsoft Claims"). Microsoft will indemnify and hold VerticalNet harmless from and against any costs, damages and fees reasonably incurred by VerticalNet in the defense and/or settlement of the Microsoft Claims, including but not limited to reasonable fees of attorneys and other professionals, to the extent attributable to such Microsoft Claims, subject to
Section 10.3. VerticalNet will provide Microsoft reasonably prompt notice in writing of any such Microsoft Claims and provide Microsoft with reasonable information and assistance, at Microsoft's expense, to help Microsoft to defend such Microsoft Claims.

         10.3 INDEMNIFICATION PROCESS. If any action shall be brought against a party (the "Claimant") in respect to which indemnity may be sought from the another party (the "Indemnifying Party") pursuant to the provisions of this
Section 10, the Claimant shall promptly notify the Indemnifying Party in writing, specifying the nature of the action and the total monetary amount sought or other such relief as is sought therein. The Claimant shall cooperate with the Indemnifying Party at the Indemnifying Party's expense in all reasonable respects in connection with the defense and/or settlement of any such action. The Indemnifying Party shall, upon written request by the Claimant, undertake to control and conduct all proceedings or negotiations in connection therewith, assume and control the defense thereof, and if it so undertakes, it shall also undertake all other required steps or proceedings to settle or defend any such action, including the employment of counsel which shall be reasonably satisfactory to Claimant, and payment of all reasonably incurred expenses. Claimant shall have the right to employ separate counsel to provide input into the defense, at Claimant's own cost. The Indemnifying Party shall pay directly or, if requested, reimburse Claimant upon demand for any payments made or damages suffered by Claimant, based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands, or actions for which Claimant is entitled to indemnification hereunder. The Indemnifying Party shall not settle any claim or action under this Section 10 on Claimant's behalf without first obtaining Claimant's written permission, which permission shall not be unreasonably withheld or delayed, however if Claimant withholds or unreasonably delays approval of Indemnifying Party's settlement offer, Claimant shall defend that claim or action and Claimant hereby waives any right to indemnity hereunder from the Indemnifying Party in excess of the settlement offer amount. A Claimant may settle any claim or action hereunder, but the Indemnifying party will not be responsible for any such settlement unless it shall have approved the settlement, in writing and in advance, which approval will not be unreasonably withheld or delayed. Each party agrees not to publicize any settlement without first obtaining the other party's written permission, which permission will not be unreasonably withheld.

         10.4 LIMITATION ON DAMAGES. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EXCEPT AS SET FORTH IN THE NEXT SENTENCE, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY NATURE ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION LOSS OF PROFITS, EVEN IF ADVISED OF THE POSSIBILITY THEREOF. THIS SECTION SHALL NOT APPLY TO ANY PARTY'S (A) BREACH OF ITS OBLIGATIONS UNDER SECTION 11 OR THE NDA AND ANY LIABILITIES ASSOCIATED THEREWITH, AND (B) INDEMNIFICATION OBLIGATIONS AND ASSOCIATED LIABILITIES UNDER SECTION 10.

11.      CONFIDENTIALITY.

         11.1 EXISTING NON-DISCLOSURE AGREEMENT. Microsoft and VerticalNet acknowledge and agree that the terms and conditions of the Microsoft Corporation Non-Disclosure Agreement, attached hereto as Exhibit I ("NDA"), are incorporated by reference into this Agreement. Each party agrees to negotiate in good faith modifications to the NDA requested by the other party, if any, within 5 business days of the date hereof. The terms and conditions of the NDA are incorporated into this Agreement (including but not limited to its existence) and all discussions and negotiations related thereto are considered Confidential Information as defined in the NDA. If any of the incorporated terms of the NDA are inconsistent with or conflict with this Agreement, then the terms of this Agreement shall control.

         11.2 PERMITTED DISCLOSURES. Each Party may disclose the terms and conditions of this Agreement to its employees, affiliates and its immediate legal and financial consultants on a need to know basis as required in the ordinary course of that party's business, provided that such employees, affiliates and consultants agree in advance of disclosure to be bound by this
Section 11, or, in the case of its attorneys, are bound by obligations of confidentiality under applicable state law or otherwise. Further, the parties acknowledge that this Agreement, or portions thereof, may be required under applicable laws, rules or regulations to be disclosed, as part of or as an exhibit to a party's required public disclosure documents. If any party is advised by its legal counsel that such disclosure is required, it will notify the other in writing and the parties will jointly seek confidential treatment of this Agreement to the maximum extent reasonably possible, in documents filed with the applicable governmental or regulatory authorities.

         11.3 EQUITABLE RELIEF. Each Party acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure of the terms and conditions of this Agreement and that each Party may seek, without waiving any other rights or remedies and without posting any bond or other security, such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.

12.      PUBLICITY.

Except as may be required by applicable laws, rules or regulations (including those arising under any securities laws), neither party will originate any publicity, news release or other public announcement, written or oral, whether to the public press or otherwise, concerning the relationship between the parties or the transactions described in this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. In the event disclosure is required by applicable law, rules or regulations, then the party required to so disclose such information shall, to the extent possible, provide to the other party for its approval (such approval not to be unreasonably withheld) a written copy of such public announcement at least five business days prior to disclosure. As stated in Section 11.2, the parties acknowledge that this Agreement, or portions thereof, may be required under applicable laws, rules or regulations to be disclosed, as part of or as an exhibit to a party's required public disclosure documents. If any party is advised by its legal counsel that such disclosure is required, it will notify the other in writing and the parties will jointly seek confidential treatment of this Agreement to the maximum extent reasonably possible, in documents filed with the applicable governmental or regulatory authorities.

13.      RELATIONSHIP OF THE PARTIES.

Except as explicitly set forth in Sections 2.2 and 2.2.6 above, this Agreement is not intended to create any joint venture, partnership, agency or employee-employer relationship.

14.      TAXES.

         14.1 PAYMENTS TO VERTICALNET. The amounts to be paid by Microsoft to VerticalNet herein do not include any foreign, U.S. federal, state, local, municipal or other governmental taxes, duties, levies, fees, excises or tariffs, arising as a result of or in connection with the transactions contemplated under this Agreement including, without limitation: (i) any state or local sales or use taxes, value added tax, business transfer tax, or similar tax now or hereafter imposed on the provision of goods and services to Microsoft by VerticalNet under this Agreement, (ii) taxes imposed or based on or with respect to or measured by any net or gross income or receipts of VerticalNet, (iii) any franchise taxes, taxes on doing business, gross receipts taxes or capital stock taxes (including any minimum taxes and taxes measured by any item of tax preference), (iv) any taxes imposed or assessed after the date upon which this Agreement is terminated, (v) taxes based upon or imposed with reference to VerticalNet's real or personal property ownership and (vi) any taxes similar to or in the nature of those taxes described in (i), (ii), (iii), (iv) or (v) above, now or hereafter imposed on VerticalNet (or any third parties with which VerticalNet is permitted to enter into agreements relating to its undertakings hereunder) (all such amounts, together with any penalties, interest or any additions thereto, collectively "VerticalNet Taxes"). Microsoft is not liable for any VerticalNet Taxes incurred in connection with or related to the sale of goods and services under this Agreement, and all such VerticalNet Taxes shall be the financial responsibility of VerticalNet, provided that Microsoft shall pay to VerticalNet VerticalNet Collected Taxes in accordance with section 14.2 below. VerticalNet agrees to indemnify, defend and hold Microsoft harmless from any VerticalNet Taxes (other than VerticalNet Collected Taxes) or claims, causes of action, costs (including, without limitation, reasonable attorneys' fees) and any other liabilities of any nature whatsoever related to such VerticalNet Taxes.

         14.2 TAXES COLLECTED BY VERTICALNET. Any sales or use taxes or similar tax described in Section 14.1(i) above that: (i) are owed by Microsoft solely as a result of entering into this Agreement and the payment of the fees hereunder,
(ii) are required to be collected from Microsoft by VerticalNet under applicable law (whether or not collected in a timely manner), and (iii) are based solely upon the amounts payable under this Agreement (such taxes the "VerticalNet Collected Taxes"), will be stated separately as applicable on VerticalNet's invoices and will be remitted by Microsoft to VerticalNet, whereupon VerticalNet will remit to Microsoft official tax receipts indicating that such VerticalNet Collected Taxes have been collected by VerticalNet. Microsoft may provide to VerticalNet a properly executed exemption certificate (including without limitation a resale certificate) and/or any other documentation that is required by law in which case VerticalNet will not collect the taxes covered by such certificate. VerticalNet agrees to take such steps as are reasonably requested by Microsoft to minimize such VerticalNet Collected Taxes in accordance with all relevant laws and to reasonably cooperate with and assist Microsoft, at Microsoft's request, in challenging the validity of any VerticalNet Collected Taxes or taxes otherwise paid by Microsoft to VerticalNet. Microsoft will agree to incur any costs associated with any challenge (e.g., ruling request, assessment appeal and refund action) to the validity of VerticalNet Collected Taxes or other taxes otherwise paid by Microsoft to VerticalNet. VerticalNet will indemnify and hold Microsoft harmless from any VerticalNet Collected Taxes, penalties, interest, or additions to tax arising from amounts actually paid by Microsoft to VerticalNet under this Agreement, that are asserted or assessed against Microsoft to the extent such amounts relate to amounts that are paid to or collected by VerticalNet from Microsoft under this Section 14.2. In order to obtain indemnification, Microsoft must timely notify VerticalNet of the outstanding dispute in order for VerticalNet to attempt to resolve the matter prior to the issuance of an assessment. Microsoft agrees to take such steps as are reasonably requested by VerticalNet in challenging the validity of the assessment. Depending upon the issue, Microsoft and/or VerticalNet will bear the costs associated with challenging the validity of the assessment. If any taxing authority refunds any tax to VerticalNet which Microsoft originally paid to VerticalNet, or VerticalNet otherwise becomes aware that any tax was incorrectly or erroneously collected from Microsoft, or VerticalNet otherwise receives an economic benefit (such as an audit offset) as the result of incorrectly or erroneously receiving VerticalNet Collected Taxes from Microsoft, then VerticalNet will promptly remit to Microsoft an amount equal to such refund, (and interest paid by the taxing authority paying such refund), incorrect collection or tax benefit as the case may be plus any interest thereon accrued from and after the date of receipt by VerticalNet of the refund from the applicable taxing authority (such rate of interest shall equal be determined under Section 6611 of the Internal Revenue Code of 1986, as amended (the "Code")). Where applicable under state and local law, VerticalNet may assign its right to obtain refunds to Microsoft.

         14.3 WITHHOLDING BY MICROSOFT. If taxes are required to be withheld on any amounts otherwise to be paid by Microsoft to VerticalNet under this Agreement, Microsoft will deduct such taxes from the amount otherwise owed and pay them to the appropriate taxing authority. At VerticalNet's written request and expense, Microsoft will use reasonable efforts to cooperate with and assist VerticalNet in obtaining tax certificates or other appropriate documentation evidencing such payment, provided, however, that the responsibility for such documentation will remain with VerticalNet.

         14.4 PAYMENTS TO MICROSOFT. The amounts to be paid by VerticalNet to Microsoft herein do not include any foreign, U.S. federal, state, local, municipal or other governmental taxes, duties, levies, fees, excises or tariffs, arising as a result of or in connection with the transactions contemplated under this Agreement including, without limitation: (i) any state or local sales or use taxes, value added tax, business transfer tax, or similar tax now or hereafter imposed on the provision of goods and services to VerticalNet by Microsoft under this Agreement, (ii) taxes imposed or based on or with respect to or measured by any net or gross income or receipts of Microsoft, (iii) any franchise taxes, taxes on doing business, gross receipts taxes or capital stock taxes (including any minimum taxes and taxes measured by any item of tax preference), (iv) any taxes imposed or assessed after the date upon which this Agreement is terminated, (v) taxes based upon or imposed with reference to Microsoft's real or personal property ownership and (vi) any taxes similar to or in the nature of those taxes described in (i), (ii), (iii), (iv) or (v) above, now or hereafter imposed on Microsoft (or any third parties with which Microsoft is permitted to enter into agreements relating to its undertakings hereunder) (all such amounts, together with any penalties, interest or any additions thereto, collectively "Microsoft Taxes"). VerticalNet is not liable for any Microsoft Taxes incurred in connection with or related to the sale of goods and services under this Agreement, and all such Microsoft Taxes shall be the financial responsibility of Microsoft, provided that VerticalNet shall pay to Microsoft Microsoft Collected Taxes in accordance with section 14.5 below. Microsoft agrees to indemnify, defend and hold VerticalNet harmless from any Microsoft Taxes (other than Microsoft Collected Taxes) or claims, causes of action, costs (including, without limitation, reasonable attorneys' fees) and any other liabilities of any nature whatsoever related to such Microsoft Taxes.

         14.5 TAXES COLLECTED BY MICROSOFT. Any sales or use taxes or similar tax described in Section 14.4(i) above that: (i) are owed by VerticalNet solely as a result of entering into this Agreement and the payment of the fees hereunder, (ii) are required to be collected from VerticalNet by Microsoft under applicable law (whether or not collected in a timely manner), and (iii) are based solely upon the amounts payable under this Agreement (such taxes the "Microsoft Collected Taxes"), will be stated separately as applicable on Microsoft's invoices and will be remitted by VerticalNet to Microsoft, whereupon Microsoft will remit to VerticalNet official tax receipts indicating that such Microsoft Collected Taxes have been collected by Microsoft. VerticalNet may provide to Microsoft a properly executed exemption certificate (including without limitation a resale certificate) and/or any other documentation that is required by law in which case Microsoft will not collect the taxes covered by such certificate. Microsoft agrees to take such steps as are reasonably requested by VerticalNet to minimize such Microsoft Collected Taxes in accordance with all relevant laws and to reasonably cooperate with and assist VerticalNet, at VerticalNet's request, in challenging the validity of any Microsoft Collected Taxes or taxes otherwise paid by VerticalNet to Microsoft. VerticalNet will agree to incur any costs associated with any challenge (e.g., ruling request, assessment appeal and refund action) to the validity of Microsoft Collected Taxes or other taxes otherwise paid by VerticalNet to Microsoft.. Microsoft will indemnify and hold VerticalNet harmless from any Microsoft Collected Taxes, penalties, interest, or additions to tax arising from amounts actually paid by VerticalNet to Microsoft under this Agreement, that are asserted or assessed against VerticalNet

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
to the extent such amounts relate to amounts that are paid to or collected by Microsoft from VerticalNet under this Section 14.5. In order to obtain indemnification, VerticalNet must timely notify Microsoft of the outstanding dispute in order for Microsoft to attempt to resolve the matter prior to the issuance of an assessment. VerticalNet agrees to take such steps as are reasonably requested by Microsoft in challenging the validity of the assessment. Depending upon the issue, VerticalNet and/or Microsoft will bear the costs associated with challenging the validity of the assessment. If any taxing authority refunds any tax to Microsoft which VerticalNet originally paid to Microsoft, or Microsoft otherwise becomes aware that any tax was incorrectly or erroneously collected from VerticalNet, or Microsoft otherwise receives an economic benefit (such as an audit offset) as the result of incorrectly or erroneously receiving Microsoft Collected Taxes from VerticalNet, then Microsoft will promptly remit to VerticalNet an amount equal to such refund (and interest paid by the taxing authority paying such refund), incorrect collection or tax benefit as the case may be plus any interest thereon accrued from and after the date of receipt by VerticalNet of the refund from the applicable taxing authority (such rate of interest shall equal be determined under Section 6611 of the Code). Where applicable under state and local law, Microsoft may assign its right to obtain refunds to VerticalNet.

         14.6 WITHHOLDING BY VERTICALNET. If taxes are required to be withheld on any amounts otherwise to be paid by VerticalNet to Microsoft under this Agreement, VerticalNet will deduct such taxes from the amount otherwise owed and pay them to the appropriate taxing authority. At Microsoft's written request and expense, VerticalNet will use reasonable efforts to cooperate with and assist Microsoft in obtaining tax certificates or other appropriate documentation evidencing such payment, provided, however, that the responsibility for such documentation will remain with Microsoft.

         14.7 The parties confirm that, in addition to and not in lieu of any other undertakings by VerticalNet under the Agreement, VerticalNet has the obligation under applicable law to collect from Customers and remit to the appropriate taxing authority any sales, use, VAT and other similar taxes imposed in connection with any Transaction.

15.      NO WAIVER.

No delay or omission to exercise any right, power or remedy accruing to VerticalNet or Microsoft, upon any breach or default under this Agreement, will impair any such right, power or remedy, nor will it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character by VerticalNet or Microsoft of any breach or default under this Agreement, or any waiver by VerticalNet or Microsoft of any provisions or conditions of this Agreement, must be in writing and will be effective only to the extent specifically set forth in writing, and all remedies, either under this Agreement, or by law or otherwise afforded to VerticalNet or Microsoft, will be cumulative and not alternative.

16.      SEVERABILITY.

If any provision of this Agreement is held by a tribunal of competent jurisdiction to be illegal, invalid, or otherwise unenforceable in any jurisdiction, then to the fullest extent permitted by law (i) the same shall not effect the other terms or provisions of this Agreement, (ii) such term or provision shall be deemed modified to the extent necessary in the tribunal's opinion to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest extent the intent and agreements of the parties set forth herein and (iii) such finding of invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such term or provision in any other jurisdiction.

17.      ASSIGNMENT.

This Agreement will be binding upon and inure to the benefit of each party's respective successors and permitted assigns; provided, however, that neither Microsoft nor VerticalNet may assign this Agreement, in whole or in part, without the prior written approval of the other party, such approval not to be unreasonably withheld. Notwithstanding the preceding sentence, Microsoft will be permitted to assign this Agreement to subsidiaries without VerticalNet's prior written approval, but if Microsoft assigns this Agreement to a subsidiary, Microsoft shall not be released from its obligations and liabilities under this Agreement.

18.      NOTICES.

         18.1 DELIVERY. All notices and other communications required or permitted hereunder will be in writing and will be: (i) delivered personally,
(ii) delivered by facsimile transmission with transmittal confirmation and with concurrent delivery via another method specified in this sentence, (iii) delivered by a nationally recognized overnight courier with written verification of receipt, or (iv) delivered by certified or registered U.S. mail, return receipt requested, in each case with all delivery or postal charges pre-paid. Notices will be addressed: (i) if to the Microsoft, at Microsoft's address as set forth on the signature page of this Agreement, Attention: Chief Financial Officer and General Counsel, Finance and Operations, (Fax (425) 936-7329), with a copy to Glenn Schroeder at Preston Gates & Ellis LLP, 5000 Columbia Center, 701 Fifth Avenue, Seattle, WA 98104-7078 (Fax (206) 623-7022), or (ii) if to
VerticalNet, at VerticalNet's address set forth on the signature page of this Agreement, Attention: General Counsel (Fax (215) 784-1960), with copy to the attention of Michael Pillion, Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103-2921 (Fax (215) 963-5299), or at such other address as VerticalNet will have furnished to Microsoft (or transferees, as aforesaid) in writing.

         18.2 EFFECTIVENESS. Each such notice or communication, addressed and posted as aforesaid, will for all purposes of this Agreement be treated as effective or having been given: (i) when delivered, if delivered personally,
(ii) the business day on which the notice or communication is sent, if delivered by facsimile transmission as provided above (or, if not sent on a business day, the next business day), (iii) upon the earlier of its receipt or two (2) business

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
days after deposit with a nationally recognized overnight courier, if delivered by such means, or (iv) upon the earlier of its receipt or five (5) business days after deposit if delivered by registered or certified U.S. mail.

19.      ENTIRE AGREEMENT.

This Agreement constitutes the entire understanding and agreement among the parties with regard to the subject matter hereof, and supersede any and all prior and contemporaneous agreements and understandings among the parties, including without limitation, the LA.

20.      GOVERNING LAW & ATTORNEYS' FEES.

This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware as they apply to contracts entered into and wholly to be performed within such state, and without reference to its principles of conflicts of law or choice of law. In the event of any litigation in a court of competent jurisdiction arising in connection with this Agreement, the prevailing party in judgment will be entitled to recover reasonable legal fees and costs in connection with such action including any appeals.

21.      EXPENSES.

VerticalNet and Microsoft will each bear all expenses that such respective party has incurred or incurs in connection with this Agreement and the transactions contemplated hereby, and any amendments or waivers.

22.      TITLES.

The titles of the Sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

23.      COUNTERPARTS.

This Agreement may be executed in any number of counterparts, each of which will be an original and all of which together will constitute one instrument. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, bear the signatures of both parties hereto. For the purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed an original.

24.      NON-EXCLUSIVE AGREEMENT.

This Agreement is not exclusive as to either party, and, subject to the express provisions of this Agreement, each party will have the right to conduct any other business in which it may now or hereafter be engaged. Without limiting the foregoing, each party will have the right, during the Term and thereafter, but subject to the express provisions of this Agreement, to (i) itself operate Web Sites, and/or act as sales agent for other Web Sites, whether or not competitive to the

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
VerticalNet Communities, and (ii) itself or by or through third parties acquire, license, develop, manufacture, distribute or use software or services, whether or not competitive with any Microsoft software or services.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above.

                                        VERTICALNET, INC.
                                        a Pennsylvania corporation

                                        By:
                                        Name:
                                        Title:

                                        Address:


                                        MICROSOFT CORPORATION

                                        a Washington corporation

                                        By:
                                        Name:
                                        Title:

                                        Address:

                                    EXHIBIT A

                  AVERAGE SELLING PRICE & DISCOUNT COMPUTATION

1. As of the Effective Date, and until (if ever) changed in accordance with this
Agreement:

(a)      the Discount will be 65%;

(b)      the ASP for a Storefront will be $6,000.00; and

(c)      the ASP for an E-Commerce Center will be $10,000.00.

2.       The Discount and each ASP will be recalculated as follows:

         (a) During the 30-day period commencing 18 months after the Effective Date, and at 6-month intervals thereafter during the Term, VerticalNet will adjust the ASP for a Storefront and the ASP for an E-Commerce Center (in accordance with the following sentence) based on Sales made during the 6-month period immediately preceding the 30-day period during which said adjustment occurs. The adjusted Storefront ASP on each such occasion shall be determined by dividing: (a) the total number of Storefronts (excluding Seeded Storefronts and special promotion Renewed Seeded Storefronts) Sold and paid for in arms length transactions with third parties during the applicable 6-month period, into (b) the total gross revenues received by VerticalNet for such Sales of Storefronts. A similar calculation shall be performed to determine the adjusted E-Commerce Center ASP.

         (b) For purposes of re-assessing the Discount, the parties contemplate that the pace of Sales of Seeded Storefronts will proceed as follows: prorated monthly with 37.5% to VerticalNet as Microsoft's sub-agent and 62.5% to Microsoft and its other sub-agents:

Standard Pace (low)                 Contract Year Sales
-------------------                 -------------------
         1                          above 15,000 up to and including 20,000
         2                          above 27,500 up to and including 36,667
         3                          above 17,500 up to and including 23,333

Standard Pace (high)                Contract Year Sales
--------------------                -------------------
         1                          between 20,000 and 25,000
         2                          between 36,667 and 45,833
         3                          between 23,333 and 29,167


Over-Achieving Pace                 Contract Year Sales
-------------------                 -------------------
         1                          25,000 or more
         2                          45,833 or more
         3                          29,167 or more


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
Under-Achieving Pace                Contract Year Sales
--------------------                -------------------
         1                          15,000 or less
         2                          27,500 or less

The parties will re-assess the pace of Sales, based on the tables above, after each 3 month period during the Term.

         (c) If the cumulative pace of Sales was Standard (high) as of the end of a given 3 month period, then the Discount will be set at 65% for the immediately subsequent 3 month period. If the cumulative pace of Sales was Standard (low) as of the end of a given 3 month period, then the Discount will be set at between 65% and 53.333333%, with the exact amount of the Discount decreasing linearly from a high of 65% where the pace of Sales was at the high end of the Standard (low) range, to a low of 53.333333% where the pace of Sales was at the low end of the Standard (low) range.

         (d) If the cumulative pace of Sales was Over-Achieving as of the end of a given 3 month period, then the Discount will be set at 70% for the immediately subsequent 3 month period.

         (e) If the cumulative pace of Sales was Under-Achieving as of the end of a given 3 month period, then the Discount will be set at 53.333333% for the immediately subsequent 3 month period.

         (f) Notwithstanding the foregoing, the Discount may not decrease, nor may there be any adjustment of any amounts payable or contributable by Microsoft hereunder, if the calculation which otherwise would trigger the adjustment is attributable in whole or in part to a failure by VerticalNet to perform to at least the applicable Standard Pace with respect to its prorated Sales goals (as specified in (b) above).


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